SORL Auto Parts Reports Financial Results

For the Third Quarter of 2012

-            Free Cash Flow of $16.6 Million in First Nine Months -

ZHEJIANG, China, November 14, 2012 -- SORL Auto Parts, Inc. (NASDAQ: SORL) (“SORL” or the “Company”), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts in China, announced today its financial results for the third quarter and first nine months ended September 30, 2012.

Third Quarter 2012 Financial Highlights

•	Revenues for the third quarter of 2012 were $46.7 million;
•	China domestic aftermarket sales rose 2.4% year-over-year;
•	Gross margin increased to 28.3% in the third quarter of 2012;
•	Net Income was $3.4 million, or $0.17 per diluted share, in the third quarter of 2012;
•	Cash flow from operating activities was $17.5 million and free cash-flow of $16.6 million was generated.

Mr. Xiaoping Zhang, SORL's Chief Executive Officer and Chairman, stated, “We posted a strong quarter in the backdrop of continued weakness in the Chinese commercial vehicle market, especially the heavy-duty segment. Despite major disruptions in markets around the world and the slight decrease of our total sales, the sales of our high-quality and cost-competitive products are growing and we are positioned to be a more competitive player internationally. Our average selling price (“ASP”) also grew in the international market. We are focusing our efforts on shifting our product mix towards more high-value-added and technologically advanced products. Lower truck fleet utilization and reduced construction activity continue to depress the domestic Chinese truck market. For the domestic OEM market, we are introducing new advanced products and targeting the bus and light-duty commercial vehicle market until the heavy-duty vehicle market rebounds. The aftermarket is stable due to the higher number of vehicles in operation in China and the expiration of OEM warranties. We will further leverage our sales network and reach deeper into new markets.”

Ms. Jinrui Yu, SORL’s Chief Operating Officer, commented, “Our production equipment and new product introductions in both domestic and international markets continue to have margin expansion. While many of our competitors are encountering more inflation-related challenges, we continue to not only maintain, but also grow our gross margin. With one of highest gross margins in the industry in China, we strive to strengthen production efficiency and improve pricing power across all market segments. Our accelerated positive free cash-flow generation resulted from strong collections coupled with reduced capital expenditures. We are actively reducing short-term debt and encouraging customer prepayments to secure the supplies of our new products. We have positioned ourselves to take advantage of any market rebound with our efficient manufacturing equipment and processes, higher-margin new products, and improved financial flexibility.”

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Financial Performance

For the third quarter of 2012, net sales were $46.7 million, a slight decrease compared to $47.6 million for the third quarter of 2011. Revenues from the Company’s domestic OEM customers were $18.7 million, a slight decrease compared to $20.8 million for the third quarter of 2011. Revenues from China's domestic aftermarket were $12.2 million, a 5.2% increase over the previous year’s third quarter. Revenues from international markets were $15.8 million, a 3.9% increase over the $15.2 million from the same period in 2011.

China’s GDP growth was 7.4% in the third quarter of 2012, which was below the 7.6% growth in the second quarter of 2012. These are the lowest quarterly growth rates in the past three years, and commercial vehicle sales were especially affected. According to industry data, overall commercial vehicle sales declined by 4.8% during the 2012 third quarter and sales of heavy-duty truck and trailers were 28.6% lower in the 2012 third quarter as compared with the same quarter last year. For the first time since China entered its industrialization and urbanization era, the growth rate of automotive vehicle sales declined there over the first nine month periods in two consecutive years. Sales of the Company’s new model products for both the OEM and aftermarket grew during the third quarter of 2012. Continuing urbanization and the Chinese government’s promotion of public transportation favor expansion in the bus OEM and aftermarket. Export sales increased by 3.9% as the Company continues to strengthen and extend its distribution networks to focus on increasing brand recognition of SORL’s products by end users. Higher export sales were mainly due to improving conditions in the U.S. market and a broadening customer base.

The gross profit for the third quarter of 2012 was $13.2 million, slightly above than the gross profit of $13.1 million, for the third quarter of 2011. Gross margin was 28.3%, higher than the 27.4% gross margin in the same period of 2011. The gross margin increase primarily resulted from the Company’s improved production efficiencies, and the increased sales of higher-profit new products, particularly in the passenger vehicle segment.

Operating expenses increased by 3.1% to $9.3 million in the third quarter of 2012 from $9.0 million in the third quarter of 2011. The operating expense increased to 19.9% of the revenue in the third quarter of 2012 from 18.9% in the same quarter of 2011 mainly due to the decrease of net sales by $0.1 million.

Selling and distribution expenses were $3.8 million, or 8.1% of quarterly revenue compared with $2.9 million, or 6.1% of revenues in the same quarter of 2011. The increase was due to higher wage and travel expenses in the third quarter of 2012 compared with the same quarter last year as the Company enhanced its marketing programs.

General and administrative (G&A) expenses in the third quarter of 2012 were $2.6 million, or 5.6% of revenue compared with $3.0 million, or 6.2% in the third quarter of 2011. The decrease in expenses was mainly related to lower sales in the third quarter of 2012 compared with the same quarter in 2011.

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Research and development (R&D) expenses were $2.4 million, or 5.0% of revenue in the third quarter of 2012 compared with $1.9 million, or 4.0% in the third quarter of 2011. The focus of the R&D program was mainly to develop higher-margin electronically controlled mechatronic products and upgrades to the Company’s traditional valve products.

Operating income was $4.0 million for the third quarter of 2012, in line with the third quarter of 2011. Operating income as a percentage of sales was 8.4% in the third quarter of 2012 compared with 8.5% in the third quarter of 2011.

Income tax expense was $1.2 million in the third quarter of 2012 compared with $0.7 million in the same quarter of 2011. For the quarter ended September 30, 2012, the effective income tax rate was 25%, as compared to 15% for the third quarter in 2011. However, we expect that upon renewal of our High-Tech Enterprise certificate, our effective income tax rate may be reduced to 15% later in 2012. Upon receiving High-Tech Enterprise certificate, the Company may receive a tax refund in an amount that will have the effect of retroactively adjusting our tax liabilities in the previous quarters to the reduced tax rate.

Net income attributable to stockholders for the third quarter of 2012 was $3.4 million, or $0.17 per basic and diluted share, compared with $3.5 million, or $0.18 on per basic and diluted share, in the third quarter of 2011.

First Nine Months Financial Results

SORL’s net sales for the first nine months of 2012 were $143.4 million, compared with $160.7 million for the same period in 2011.

For the nine months ended September 30, 2012, domestic OEM sales were $70.1 million, an 18.0% decrease from the same period in 2011. Aftermarket sales were $33.7 million reflecting a 2.4% increase from a year ago. International sales declined 6.4% to $39.6 million compared with last year’s first nine month period.

SORL's gross profit declined to $39.6 million from $44.2 million during the first nine months in 2011. Gross margin was 27.6% in 2012 compared with 27.5% for the first nine months of 2011.

Income from operations declined to $11.6 million from $16.4 million for the first nine months of 2011. Operating margin was 8.1% versus10.2% in the year ago same period.

The net income attributable to stockholders was $8.7 million, compared with $13.3 million in the first nine months of 2011, with basic and diluted earnings per share ("EPS") of $0.45 and $0.69, respectively.

Balance Sheet

As of September 30, 2012, the Company had cash and cash equivalents of $27.9 million compared to $17.1 million on December 31, 2011. Bank acceptance notes to vendors decreased to $12.3 million from $18.0 million at December 31, 2011. Short-term bank loans were reduced to $12.5 million from $16.4 million at the end of 2011. Total shareholder equity was $182.7 million at the end of September 2012 compared with $174.1 million at December 31, 2011. Net cash flow from operating activities was $17.5 million at September 30, 2012. Working capital was $126.8 million with a current ratio of 4 to1.

Capital expenditures in the first nine months of 2012 were $0.9 million as compared to $7.6 million in the same period of 2011.

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Recent Developments

On November 5, 2012, SORL announced the Company received a 400-unit order for its new electric air compressors from Shen Zhen Wuzhoulong Motors Group (“Wuzhoulong”). Released in July 2012, the new electric air compressors are selling at 8,000 RMB per unit. In addition to Wuzhoulong, the Company has also received indication of purchasing interest for the same products from other large bus manufacturers in China.

On October 15, 2012, SORL announced that the Company obtained a patent in the People’s Republic of China (“PRC”) for a new proprietary electric air dryer that is specifically designed for new energy electric buses and specialty commercial vehicles. Equipped with an internal electronic control unit to achieve continuing desiccant regeneration, SORL’s new electric air dryer has a prolonged useful life and improves the working environment of the vehicle’s air control system. As a result, the dryer extends the operating life of the entire air control system and improves the vehicles’ safety performance. The patent will be in effect from 2012 through 2030.

On September 24, 2012, the Company announced that it won a new contract from Shanxi Automobile Group Co., Ltd. (“Shanqi”) to supply 90% of the re-card spring brake chambers for the Delong F3000 heavy-duty truck models. The Delong F3000 series is one of the heavy-duty truck models from Shaanxi Auto and can be used in logistics, heavy loads, construction and bridge building, ore transportation, municipal sanitation and the transportation of hazardous materials. The new F3000 provides superior quality for its customers.

On August 27, 2012, SORL announced the launch of its newly developed electrically controlled power steering pump, marking a technological breakthrough for the electric bus market. SORL’s electrically controlled power steering pump is specifically designed for use in new energy electric buses.

On July 20, 2012, SORL announced that a large retail auto parts and service retail chain in the U.S. is now offering SORL hydraulic replacement brake parts to its customers. In 2011, SORL's international sales increased by 17.7% as its products were sold into more than 104 countries and regions in the world and accounted for 26.3% of its total sales. Three of the top 7 international customers in 2011 were located in the United States.

On July 18, 2012, the Company announced it had launched a new generation of electric air brake compressors to be used in electric buses. Air brake compressors used in traditional vehicles are powered by an internal combustion engine. SORL's new generation of electric air brake compressors are powered by an electric motor, thereby increasing fuel conservation and reducing pollution. The new compressors have an extended life span as it is far easier to make them start or stop working. An electric air compressor is a necessity for all electric buses with an air brake system.

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Business Outlook

For the fiscal year 2012, management reiterates their expectation for net sales to be approximately $198 million and net income to be approximately $11.5 million. The net income guidance is currently based upon 25% tax rate which is subject to change upon the renewal approval of High-Tech Enterprise status. These targets are based on the Company’s current views on the operating and market conditions, which are subject to change.

Conference Call

Management will host a conference call on Wednesday, November 14, 2012 at 8:00 a.m. EST / 9:00 p.m. Beijing Time to discuss its 2012 third quarter financial results. Listeners may access the call by dialing U.S. toll free number +1-877-407-0778, or +1-201-689-8565 for international callers. A live web cast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available shortly after the conference call through 11:59 p.m. EST on December 14, 2012. The replay dial-in numbers are: U.S. toll free number +1-877-660-6853, or the international number is +1-201-612-7415; using Account “286” and Conference ID “403633” to access the replay.

About SORL Auto Parts, Inc.

As a global tier one supplier of brake and control systems to the commercial vehicle industry, SORL Auto Parts, Inc. is the market leader for brake systems of commercial vehicles, such as trucks and buses in China. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake systems and others. The Company has four authorized international sales centers in UAE, India, the United States and Europe. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will", “may”, "believes", "expects" or similar expressions. These forward-looking statements may also include statements about the Company's proposed discussions related to its business or growth strategy, which are subject to change. Such information is based upon expectations of the Company's management that were reasonable when made, but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond the Company's control and upon assumptions with respect to future business decisions, which are subject to change. The Company does not undertake to update the forward-looking statements contained in this press release. For additional information regarding known material factors that could cause the Company's results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

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Contact Information

Raymond Lin

86+13967776556

86+577+65817721

Email: ljf@sorl.com.cn

Phyllis Huang

86+15167705972

86+577+65817721

Email: Phyllis@sorl.com.cn

Kevin Theiss

Grayling

+1 646 284 9409

Email: kevin.theiss@grayling.com

- Tables follow -

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SORL Auto Parts, Inc. and Subsidiaries

Consolidated Balance Sheets (unaudited)

September 30, 2012 and December 31, 2011

		September 30, 2012		December 31, 2011
		(Unaudited)
Assets
Current Assets
Cash and Cash Equivalents	US$	27,894,332	US$	17,116,692
Accounts Receivable, Net of Provision		62,505,358		65,344,441
Bank acceptance notes from customers		12,321,831		17,980,145
Inventory		55,858,143		56,377,556
Prepayments		6,551,428		2,484,026
Other current assets		1,949,043		4,960,061
Deferred tax assets		738,758		605,539
Total Current Assets		167,818,893		164,868,460
Fixed Assets
Machinery		51,620,272		49,879,491
Molds		1,376,067		1,384,825
Office equipment		1,542,569		1,439,305
Vehicle		1,999,715		1,853,111
Building		8,832,512		8,888,723
Machinery held under capital lease		18,097,156		18,166,087
Construction in progress		152,947		1,503,200
Less: Accumulated Depreciation		(35,918,734)		(30,905,671)
Property, Plant and Equipment, Net		47,702,504		52,209,071
Leasehold Improvements in Progress		348,418		375,604

Land Use Rights, Net		14,740,843		15,111,078

Other Non-Current Assets
Intangible Assets		174,758		175,871
Less: Accumulated Amortization		(104,131)		(92,237)
Intangible Assets, Net		70,627		83,634
Security Deposits On Lease Agreement		1,868,002		1,879,890
Total Other Non-Current Assets		1,938,629		1,963,524
Total Assets	US$	232,549,287	US$	234,527,737

Liabilities and Shareholders' Equity
Current Liabilities
Accounts Payable, including $1,692,436 and $524,148 due to related parties at September 30, 2012 and December 31, 2011, respectively.	US$	7,877,553	US$	10,772,396
Bank acceptance notes to vendors		1,878,253		5,589,678
Deposit Received from Customers		5,529,296		5,074,532
Short term bank loans		12,453,336		16,448,527
Income tax payable		1,137,724		273,781
Accrued Expenses		9,481,855		8,808,788
Current Portion Of Capital Lease Obligations		2,449,040		2,305,125
Other Current Liabilities, including $217,088 and $143,950 due to related parties at September 30, 2012 and December 31, 2011, respectively.		189,921		467,850
Total Current Liabilities		40,996,978		49,740,677

Non-Current Liabilities
Non-Current Portion Of Capital Lease Obligations		8,543,777		10,469,265
Deferred tax liabilities		276,341		236,385
Total Non-Current Liabilities		8,820,118		10,705,650

Total Liabilities	US$	49,817,096	US$	60,446,327

Stockholders' Equity

Preferred Stock - No Par Value; 1,000,000 authorized; none issued and outstanding as of September 30, 2012 and December 31, 2011		-		-
Common Stock - $0.002 Par Value; 50,000,000 authorized, 19,304,921 and 19,304,921 issued and outstanding as of September 30, 2012 and December 31, 2011		38,609		38,609
Additional Paid In Capital		42,199,014		42,199,014
Reserves		9,237,054		8,375,392
Accumulated other comprehensive income		20,944,526		21,910,957
Retained Earnings		92,439,528		84,610,260
Total SORL Auto Parts, Inc. stockholders' equity		164,858,731		157,134,232
Noncontrolling Interest In Subsidiaries		17,873,460		16,947,178
Total Equity		182,732,191		174,081,410
Total Liabilities and Stockholders' Equity	US$	232,549,287	US$	234,527,737

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SORL Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

Three Months and Nine Months Ended September 30, 2012 and 2011

		Three Months Ended September 30,			Nine Months Ended September 30,
		2012	2011		2012	2011

Sales	US$	46,708,959	47,583,678	US$	143,399,372	160,683,535
Include: sales to related parties		441,938	562,936		1,900,549	1,856,052
Cost of Sales		33,485,059	34,531,204		103,779,982	116,459,662
Gross Profit		13,223,900	13,052,474		39,619,390	44,223,873

Expenses:
Selling and Distribution Expenses		3,765,768	2,923,832		10,460,168	9,452,586
General and Administrative Expenses		2,630,786	2,968,222		9,981,552	9,647,944
Research and development expenses		2,352,958	1,893,985		5,916,934	6,071,593
Financial Expenses		541,326	1,227,502		1,668,945	2,667,700

Total Expenses		9,290,838	9,013,541		28,027,599	27,839,823
Operating Income		3,933,062	4,038,933		11,591,791	16,384,050
Other Income		1,207,961	488,747		1,972,781	953,104
Non-Operating Expenses		(112,927)	(1,796)		(366,119)	(41,723)
Income (Loss) Before Provision for Income Taxes		5,028,096	4,525,884		13,198,453	17,295,431
Provision for Income Taxes		(1,180,601)	660,446		3,479,019	2,583,266

Net Income Before Noncontrolling Interest	US$	3,847,495	3,865,438	US$	9,719,434	14,712,165
& Other Comprehensive Income

Net income attributable to Noncontrolling Interest In Subsidiaries		(486,581)	358,632		1,028,504	1,380,839
Net Income Attributable to Stockholders	US$	3,360,914	3,506,806	US$	8,690,930	13,331,326
EPS - Basic		0.17	0.18		0.45	0.69
EPS - Diluted	US$	0.17	0.18	US$	0.45	0.69

Weighted average common share - Basic		19,304,921	19,304,921		19,304,921	19,304,921
Weighted average common share - Diluted		19,304,921	19,304,921		19,304,921	19,304,921

Comprehensive income:
Net Income Before Noncontrolling Interest
& Other Comprehensive Income		3,847,495	3,865,438		9,719,434	14,712,165

Other Comprehensive Income - Foreign Currency Translation Adjustment		(460,819)	3,041,821		(1,068,653)	6,656,889

Total Comprehensive Income		3,386,676	6,907,259		8,650,781	21,369,054

Less: Comprehensive Income (loss) Attributable To Non-controlling Interest's Share		440,610	662,910		926,282	2,046,744

Total Comprehensive Income Attributable to Stockholders	US$	2,946,066	6,244,349		US$ 7,724,499	19,322,310

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SORL Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Nine months Ended September 30, 2012 and 2011

		Nine Months Ended
		September 30,
		2012		2011

Cash Flows from Operating Activities
Net Income	US$	9,719,434	US$	14,712,165
Adjustments to reconcile net income (loss) to net cash from operating activities:
Bad Debt Expense		(143,830)		498,014
Depreciation and Amortization		5,602,370		5,253,922
Loss on disposal of Fixed Assets		10,359		-
Changes in Assets and Liabilities:
Accounts Receivable		3,102,469		(10,107,006)
Bank acceptance notes from customers		5,587,439		7,868,796
Other Currents Assets		2,491,925		(1,291,002)
Inventory		172,988		(14,663,142)
Prepayments		(4,112,124)		(1,688,537)
Deferred tax assets		(138,079)		(164,779)
Accounts Payable and Bank acceptance notes to vendors		(6,544,574)		5,354,507
Income Tax Payable		866,586		81,293
Deposits Received from Customers		487,330		(3,412,311)
Other Current Liabilities and Accrued Expenses		373,621		1,609,813
Deferred tax liabilities		41,633		40,407
Net Cash Flows from Operating Activities		17,517,547		4,092,139

Cash Flows from Investing Activities
Acquisition of Property and Equipment		(941,286)		(7,589,518)
Sales proceeds of disposal of fixed assets		6,886		-
Leasehold Improvements in Progress		(31,069)		-
Net Cash Flows from Investing Activities		(965,469)		(7,589,518)

Cash Flows from Financing Activities
Proceeds from (Repayment of) Bank Loans		(3,921,092)		(1,586,011)
Proceeds from (Repayment of) Capital lease		(1,708,171)		11,242,350
Net Cash flows from Financing Activities		(5,629,263)		9,656,339
Effects on changes in foreign exchange rate		(145,175)		508,648
Net Change in Cash and Cash Equivalents		10,777,640		6,667,608
Cash and Cash Equivalents- Beginning of the year		17,116,692		6,691,078
Cash and cash Equivalents - End of the period	US$	27,894,332	US$	13,358,686

Supplemental Cash Flow Disclosures:
Interest Paid		1,929,388		2,044,898
Tax Paid		4,765,828		2,626,344

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